Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES AN INCREASE IN ITS SHARE REPURCHASE PROGRAM,
GROWTH OF ITS QUARTERLY CASH DIVIDEND
AND 2025 ANNUAL MEETING OF STOCKHOLDERS VOTING RESULTS
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COVINGTON, LA. (April 30, 2025) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an increase in the company’s share repurchase program to $600.0 million. As of April 29, 2025, this adds $309.2 million to the $290.8 million remaining under its existing share repurchase program for the purchase of the company’s common stock in the open market at prevailing market prices. The share repurchase program will continue until otherwise modified or terminated by the Board at any time in its sole discretion.
The company also announced that the Board has declared a quarterly cash dividend of $1.25 per share, a 4% increase over the previous quarterly dividend of $1.20 per share. The dividend is payable on May 29, 2025 to stockholders of record on May 15, 2025. As of April 29, 2025, there were 37,595,213 shares of common stock outstanding.
John Stokely, Chair of the Board, commented, “Today marks POOLCORP’s 20th quarterly dividend increase since 2004. This milestone, combined with the expansion of our share repurchase program, demonstrates the Board’s ongoing commitment to return capital to our shareholders. We are proud of POOLCORP’s role in advancing the outdoor living industry through our vast sales center network. With a growing assortment of innovative products and a robust digital ecosystem that elevates the customer experience, we are connecting customers with our products and expertise like never before. Looking ahead, we believe that these efforts will translate into meaningful returns for our shareholders.”
At POOLCORP’s Annual Meeting of Stockholders on April 30, 2025, stockholders elected Peter D. Arvan, Martha “Marty” S. Gervasi, James “Jim” D. Hope, Kevin M. Murphy, Debra S. Oler, Manuel J. Perez de la Mesa, Carlos A. Sabater, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.
At the Annual Meeting of Stockholders, stockholders also:
▪ratified the retention of Ernst & Young LLP as the independent registered public accounting firm of the company for the 2025 fiscal year; and
▪approved the compensation of the company’s named executive officers as disclosed in the Proxy Statement (the advisory say-on-pay vote).

About Pool Corporation
Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 445 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.
Forward-Looking Statements
This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates and other risks detailed in POOLCORP’s 2024 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Kristin S. Byars
Director, Investor Relations and Finance
985.801.5153
kristin.byars@poolcorp.com